Exhibit 99.1

ADT Inc. 1501 Yamato Road Boca Raton, FL 33431 561.322.7235 www.adt.com

ADT REPORTS THIRD QUARTER 2018 RESULTS

Continued execution drives improved operating metrics and strong financial performance
Acquisition of Red Hawk will significantly increase scale in the commercial security market
Expanded collaboration with partners extends security and automation reach into the connected home

THIRD QUARTER 2018 HIGHLIGHTS COMPARED TO PRIOR YEAR(1)(2)

•	Total revenue of $1.15 billion, up 6%

•	Net loss of $236 million, compared to a net loss of $62 million

•	Adjusted EBITDA of $610 million, up 3%

•	Adjusted Net Income of $194 million, down 7%

•	Year to date net cash provided by operating activities of $1,406 million, compared to $1,262 million

•	Year to date net cash used in investing activities of $1,084 million, compared to $1,049 million

•	Year to date net cash used in financing activities of $187 million, compared to $130 million

•	Year to date Free Cash Flow before special items of $479 million, compared to $381 million

•	Trailing twelve-month revenue payback improved to 2.4 years from 2.5 years

•	Trailing twelve-month gross customer revenue attrition of 13.4%, an improvement of 40 bps

BOCA RATON, FL – November 7, 2018 – ADT Inc. (NYSE: ADT), a leading provider of security and automation solutions for homes and businesses, today reported the results for its third quarter of 2018.

“Along with exciting news on the strategic front, we also delivered another quarter of strong financial performance, with growth in revenues and year to date operating cash flow driven by improved operating metrics such as revenue payback and customer attrition,” stated Jim DeVries, ADT’s President and incoming CEO. “Our agreement to acquire Red Hawk will expand our product offerings and nationwide capabilities, accelerating our expansion into the attractive commercial market. Our expanded relationship with Amazon extends our security and automation reach, opening new sales and marketing opportunities for us in the residential market. Both initiatives leverage our reputation and recognized brand to further enhance our opportunities. We see our growth and shareholder value creation continuing to climb as we capitalize on our strategic initiatives and maintain our ultimate focus on customer service.”

THIRD QUARTER 2018 RESULTS(1)(2)

Total revenue was $1.15 billion, up 6% year-over-year. Monitoring and related services revenue (“M&S revenue”), which comprised $1.03 billion of total revenue, was up 2% over the same period last year. The growth in M&S revenue was attributable to an increase in monthly recurring revenue, which resulted from the addition of new customers and improvements in average pricing, partially offset by customer attrition. In addition to M&S revenue, installation and other revenue was up by an additional $48 million from last year, primarily driven by commercial revenues as a result of the successful execution of our commercial growth strategy.
The Company reported a net loss of $236 million, compared to prior year’s net loss of $62 million. The increase in net loss was due to $213 million from the Koch Redemption, partially offset by an increase in operating income and lower interest expense. Diluted earnings per share was $(0.31) versus $(0.10) in the prior year. Diluted earnings per share before special items was $(0.02) versus $(0.09) in the prior year.
Adjusted EBITDA in the third quarter was $610 million, up 3%, or $15 million from the same period in the prior year. Adjusted EBITDA growth in the third quarter was a result of higher M&S revenue combined with higher revenue from transactions in which security equipment is sold outright to customers partially offset by the associated costs.
Adjusted Net Income was $194 million versus $208 million in the same period in the prior year, a decrease of $14 million. The decrease in Adjusted Net Income was largely driven by an increase in the volume of accounts purchased through the ADT Authorized Dealer Program, partially offset by year-over-year growth in Adjusted EBITDA.
Trailing twelve-month gross customer revenue attrition improved 40 basis points year-over-year, ending at 13.4%. The improvement was due to lower voluntary disconnects.
Trailing twelve-month customer revenue payback improved to 2.4 years from 2.5 years in the third quarter of 2017. The improvement was the result of year-over-year growth in RMR additions combined with more efficient subscriber acquisition spend.
Net cash provided by operating activities for the first nine months of the year was $1,406 million, up from $1,262 million in the same period in the prior year. The growth in net cash provided by operating activities resulted from an increase in revenue from contractual monthly recurring fees for monitoring and other recurring services, an increase in revenue from transactions in which security equipment is sold outright to customers partially offset by the associated costs, and a decrease in cash paid for fees associated with dividend payments in February and April 2017. These increases in cash flows from operating activities were partially offset by an increase in cash paid associated with the dividend obligation on the Koch Preferred Securities, including amounts associated with the Koch Redemption.
Net cash used in investing activities in the first nine months of the year was $1,084 million, compared to $1,049 million in the same period in the prior year. The increase in net cash used in investing activities was primarily driven by an increase in the volume of accounts purchased through the ADT Authorized Dealer Program.

Net cash used in financing activities in the first nine months of the year was $187 million and consisted of payments related to the redemption of the Koch Preferred Securities, the repayment of long-term borrowings, and dividend payments on common stock, partially offset by net proceeds from the initial public offering. In the same period prior year, net cash used in financing activities was $130 million and consisted of payments of dividends to our equity holders, partially offset by the net proceeds from long-term borrowings.
Year to date Free Cash Flow before special items increased to $479 million from $381 million in the same period in the prior year. The year-over-year improvement in Free Cash Flow before special items was primarily driven by an increase in Adjusted EBITDA, as well as a decrease in cash paid associated with the dividend obligation on the Koch Preferred Securities, excluding amounts associated with the Koch Redemption, partially offset by an increase in the volume of accounts purchased through the ADT Authorized Dealer Program.

HIGHLIGHTS

Red Hawk: Acceleration of Commercial Growth - In October 2018, the Company announced that it has entered into an agreement to acquire Boca Raton, Florida based Red Hawk Fire & Security, a leader in commercial fire, life safety, and security services from Comvest Partners. The transaction is expected to close in the fourth quarter of 2018. This acquisition is anticipated to help accelerate ADT’s growth in the commercial security market and expand the Company’s product portfolio with the introduction of commercial fire safety related solutions. Upon completion of the acquisition of Red Hawk, ADT is projected to have an increased geographic footprint and enhanced customer service capabilities across the nation. The acquisition is expected to have compelling, long-term financial benefits and to be accretive to free cash flow generation, before taking into account meaningful expected cost benefits. Revenues from the combined company’s business customers are estimated to represent approximately 25% of total revenue.

Expansion of Amazon Relationship - The Company announced an expanded relationship with Amazon in the third quarter of 2018, with ADT supporting integration of Amazon’s new Alexa Guard feature with the ADT Pulse security system. The program is expected to begin prior to the end of 2018 and is anticipated to help customers enhance their home’s security capabilities by detecting specific sounds via the customer’s Amazon Echo device when they are away from home. Once available, ADT professionally installed monitoring solutions are expected to be offered to customers through the Amazon website and mobile app. The integration is ADT’s next step on the innovation roadmap and demonstrates continued successful collaboration with Amazon. Additionally, ADT and Amazon are working together to provide offers and promotions to Amazon customers for ADT services and solutions, creating new sales and marketing opportunities for ADT.

Koch Preferred Securities Redemption - On July 2, 2018, the Company redeemed in full the original stated value of $750 million of the Koch Preferred Securities for a total consideration of approximately $949 million, which included $103 million related to the payment of the redemption premium, including tax reimbursements, and $96 million related to the accumulated dividend obligation on the Koch Preferred Securities.

Quarterly Dividend - On November 7, 2018, the Company’s board of directors declared a cash dividend of $0.035 per share to common stockholders of record as of December 14, 2018. This dividend will be paid on January 4, 2019.

2018 FINANCIAL OUTLOOK

The Company is raising and/or narrowing its 2018 outlook ranges for Total Revenue, Adjusted EBITDA, Free Cash Flow before special items(2), and Gross Customer Revenue Attrition as follows:

(in millions, except attrition data)	2018 Prior	2018 Revised
Total Revenue	$4,500 - $4,550	$4,525 - $4,550
Adjusted EBITDA	$2,425 - $2,435	$2,435 - $2,445
Free Cash Flow before special items(2)	$500 - $525	$515 - $535
Gross Customer Revenue Attrition	13.0% - 13.3%	13.2% - 13.3%

The Company is not providing a quantitative reconciliation of our financial outlook for Adjusted EBITDA and Free Cash Flow before special items to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures because these GAAP measures that we exclude from our non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items discussed below under the heading — Non-GAAP Measures “Adjusted EBITDA” and “Free Cash Flow before special items.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.
____________________________

(1) All reported amounts are on a quarter-to-date basis unless otherwise noted. All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Free Cash Flow before special items, Adjusted Net Income, and Diluted earnings per share before special items are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures.

(2) Free Cash Flow before special items and Adjusted Net Income exclude outflows in connection with the redemption of the Koch Preferred Securities including the accumulated dividend obligation of $96 million ($51 million related to Q1 and Q2 of 2018 and $45 million related to Q3 and Q4 of 2017). Additionally, $41 million of dividend obligation payments on the Koch Preferred Securities in the first half of 2017 are included in Free Cash Flow before special items and Adjusted Net Income for 2017.

Media Inquiries:	Investor Relations:
Adam Feigen - ADT tel: 561.322.7219 afeigen@adt.com	Jason Smith - ADT Sloan Bohlen - Solebury Communications tel: 888.238.8525 investorrelations@adt.com

Conference Call

Management will discuss the Company’s third quarter results during a conference call and webcast today beginning at 5:00 p.m. (ET). The conference call can be accessed as follows:

•	By dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT Third Quarter 2018 Earnings Conference Call

•	Live webcast accessed through ADT’s website at investor.adt.com.

An audio replay of the conference call will be available from approximately 8:00 pm ET on November 7, 2018 until 11:59 pm ET on November 21, 2018, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 13684005, or by accessing ADT's website at investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website.

From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding our Company is routinely posted on and accessible at investor.adt.com.

About ADT Inc.

ADT is a leading provider of security and automation solutions for homes and businesses in the United States and Canada, people on-the-go, and their networks. Making security more accessible than ever before, and backed by 24/7 customer support, ADT is committed to providing superior customer service with a focus on speed and quality of responsiveness, helping customers feel safer and empowered. ADT is headquartered in Boca Raton, Florida and employs approximately 17,500 people in the United States and Canada.

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Free Cash Flow before special items, Adjusted Net Income, Net Income (Loss) before special items, and Diluted Earnings Per Share (“EPS”) before special items. These measures are not financial measures calculated in accordance with GAAP, and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
Adjusted EBITDA
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain non-cash items and about unusual items that we do not expect to continue at the same level in the future, as well as other items. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) purchase accounting adjustments under GAAP, (vii) merger, restructuring, integration, and other, (viii) financing and consent fees, (ix) foreign currency gains/losses, (x) losses on extinguishment of debt, (xi) radio conversion costs, (xii) management fees and other charges, and (xiii) other non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.
Free Cash Flow
We define Free Cash Flow as cash from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchases of property, plant, and equipment; subscriber system asset additions; and accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from cash from operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt, make other investments, and pay dividends.
Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

Free Cash Flow before special items
We define Free Cash Flow before special items as Free Cash Flow adjusted for (i) acquisitions, (ii) integrations, (iii) restructuring, (iv) Koch Redemption, and (v) other payments or receipts that may mask the operating results or business trends of the Company. As a result, subject to the limitations described below, Free Cash Flow before special items is a useful measure of our cash available to repay debt, make other investments, and pay dividends.
Free Cash Flow before special items adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow before special items is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow before special items in combination with the GAAP cash flow numbers.
Adjusted Net Income
Adjusted Net Income is a non-GAAP measure that we present to provide additional information to investors about our operating performance. We define Adjusted Net Income as Adjusted EBITDA less (i) capitalized subscriber acquisition costs, (ii) cash taxes, and (iii) cash interest, including interest on our preferred securities and excluding outflows in connection with the Koch Redemption. Given our capital intensive business model, high debt levels, and the fact we are a low cash income tax paying Company due to our significant net operating loss, the Company uses this measure to reflect the cash portion of such adjusted items mentioned above to further evaluate our operational performance. There are material limitations to using Adjusted Net Income. Adjusted Net Income does not fully take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted Net Income in conjunction with net income or loss as calculated in accordance with GAAP.
Net Income (Loss) and Diluted EPS before special items
Net Income (Loss) and Diluted EPS before special items are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Net Income (Loss) before special items is defined as net income (loss) adjusted for (i) share-based compensation expense, (ii) purchase accounting adjustments under GAAP, (iii) merger, restructuring, integration, and other, (iv) financing and consent fees, (v) foreign currency gains/losses, (vi) losses on extinguishment of debt, (vii) radio conversion costs, (viii) management fees and other charges, (ix) other non-cash items, and (x) the impact these adjusted items have on taxes. Diluted EPS before special items is diluted EPS adjusted for the items above. The difference between Net Income (Loss) before special items and Diluted EPS before special items, and net income (loss) and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. The Company believes that Net Income (Loss) and Diluted EPS both before special items are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income or loss, and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character, and impact of any increase or decrease on reported results.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$257	$123
Accounts receivable trade, net	155	149
Inventories	79	86
Work-in-progress	28	21
Prepaid expenses and other current assets	107	77
Total current assets	627	456
Property and equipment, net	309	332
Subscriber system assets, net	2,907	2,893
Intangible assets, net	7,488	7,857
Goodwill	5,088	5,071
Deferred subscriber acquisition costs, net	401	282
Other assets	148	124
Total assets	$16,968	$17,015

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$48	$48
Accounts payable	206	188
Deferred revenue	311	309
Accrued expenses and other current liabilities	445	351
Total current liabilities	1,010	896
Long-term debt	9,520	10,121
Mandatorily redeemable preferred securities	—	682
Deferred subscriber acquisition revenue	505	369
Deferred tax liabilities	1,370	1,377
Other liabilities	127	137
Total liabilities	12,532	13,582
Total stockholders' equity	4,436	3,433
Total liabilities and stockholders' equity	$16,968	$17,015
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended		For the Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Monitoring and related services	$1,029	$1,012	$3,070	$3,017
Installation and other	119	71	326	193
Total revenue	1,148	1,083	3,396	3,210
Cost of revenue (exclusive of depreciation and amortization shown separately below)	263	224	758	658
Selling, general and administrative expenses	295	284	923	923
Depreciation and intangible asset amortization	475	468	1,447	1,387
Merger, restructuring, integration, and other	(7)	15	2	54
Operating income	122	92	267	187
Interest expense, net	(152)	(184)	(501)	(554)
Loss on extinguishment of debt	(213)	—	(275)	(4)
Other income	1	23	29	36
Loss before income taxes	(243)	(69)	(480)	(334)
Income tax benefit	8	7	20	39
Net loss	$(236)	$(62)	$(460)	$(296)

Net loss per share:
Basic and diluted	$(0.31)	$(0.10)	$(0.62)	$(0.46)

Weighted-average number of shares:
Basic and diluted	755	641	745	641
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Nine Months Ended
	September 30, 2018	September 30, 2017
Cash flows from operating activities:
Net loss	$(460)	$(296)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	1,447	1,387
Amortization of deferred subscriber acquisition costs	43	35
Amortization of deferred subscriber acquisition revenue	(56)	(31)
Share-based compensation expense	113	8
Deferred income taxes	(19)	(46)
Provision for losses on accounts receivable and inventory	44	42
Loss on extinguishment of debt	275	4
Other non-cash items, net	(2)	37
Changes in operating assets and liabilities, net of the effects of acquisitions:
Deferred subscriber acquisition costs	(136)	(122)
Deferred subscriber acquisition revenue	193	188
Other, net	(36)	55
Net cash provided by operating activities	1,406	1,262
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(527)	(486)
Subscriber system assets	(428)	(445)
Capital expenditures	(94)	(103)
Acquisition of businesses, net of cash acquired	(48)	(32)
Other investing, net	14	17
Net cash used in investing activities	(1,084)	(1,049)
Cash flows from financing activities:
Proceeds from initial public offering, net of fees	1,406	—
Proceeds from long-term borrowings	—	1,344
Repayment of long-term borrowings, including call premiums	(686)	(713)
Repayment of mandatorily redeemable preferred securities, including redemption premium	(853)	—
Dividends on common stock	(53)	(750)
Other financing	(1)	(11)
Net cash used in financing activities	(187)	(130)

Effect of currency translation on cash	—	—

Net increase in cash and cash equivalents and restricted cash and cash equivalents	134	84
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	127	91
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$261	$175
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

Adjusted EBITDA

	For the Quarters Ended		For the Nine Months Ended
(in millions)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net loss	$(236)	$(62)	$(460)	$(296)
Interest expense, net	152	184	501	554
Income tax benefit	(8)	(7)	(20)	(39)
Depreciation and intangible asset amortization	475	468	1,447	1,387
Merger, restructuring, integration and other	(7)	15	2	54
Financing and consent fees	—	—	—	64
Foreign currency (gains)/losses	(1)	(14)	1	(27)
Loss on extinguishment of debt	213	—	275	4
Other non-cash items	—	(4)	1	10
Radio conversion costs	2	3	5	10
Amortization of deferred subscriber acquisition costs	16	14	43	35
Amortization of deferred subscriber acquisition revenue	(21)	(13)	(56)	(31)
Share-based compensation expense	18	4	113	8
Management fees and other charges	5	7	(11)	21
Adjusted EBITDA	$610	$594	$1,840	$1,754

Net loss to total revenue ratio	(20.5)%	(5.7)%	(13.5)%	(9.2)%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	59.2%	58.7%	59.9%	58.1%
Note: amounts may not add due to rounding

Adjusted Net Income

	For the Quarters Ended		For the Nine Months Ended
(in millions)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Adjusted EBITDA	$610	$594	$1,840	$1,754
Capitalized SAC	(328)	(301)	(897)	(865)
Cash taxes	(1)	(4)	(4)	(14)
Cash interest	(87)	(81)	(383)	(392)
Preferred Interest(1)	—	—	—	(41)
Adjusted net income	$194	$208	$556	$442
Note: amounts may not add due to rounding
_______________________
(1) Excludes outflows in connection with the redemption of the Koch Preferred Securities including the accumulated dividend obligation of $96 million ($51 million related to Q1 and Q2 of 2018 and $45 million related to Q3 and Q4 of 2017). Additionally, $41 million of dividend obligation payments on the Koch Preferred Securities are included in Q1 and Q2 of 2017.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Free Cash Flow Before Special Items

	For the Quarters Ended		For the Nine Months Ended
(in millions)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net cash provided by operating activities	$443	$519	$1,406	$1,262
Net cash used in investing activities	(388)	(400)	(1,084)	(1,049)
Net cash used in financing activities	(893)	(22)	(187)	(130)

Net cash provided by operating activities	$443	$519	$1,406	$1,262
Dealer generated customer accounts and bulk account purchases	(199)	(180)	(527)	(486)
Subscriber system assets	(148)	(146)	(428)	(445)
Capital expenditures	(29)	(33)	(94)	(103)
Free Cash Flow	68	160	357	228
Financing and consent fees	—	—	—	64
Restructuring and integration payments	4	10	15	35
Integration related capital expenditures	1	8	6	21
Management fees and other	(1)	10	—	23
Koch Redemption	96	—	96	—
Radio conversion costs	2	3	5	11
Free Cash Flow before special items(1)	$169	$190	$479	$381
Note: amounts may not add due to rounding
Net Loss Before Special Items

	For the Quarters Ended		For the Nine Months Ended
(in millions)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net loss	$(236)	$(62)	$(460)	$(296)
Merger, restructuring, integration, and other	(7)	15	2	54
Financing and consent fees	—	—	—	64
Foreign currency (gains)/losses	(1)	(14)	1	(27)
Loss on extinguishment of debt	213	—	275	4
Radio conversion costs	2	3	5	10
Share-based compensation expense	18	4	113	8
Other(2)	5	3	(19)	33
Tax adjustments(3)	(7)	(6)	(5)	(35)
Net loss before special items	$(13)	$(58)	$(88)	$(185)
Note: amounts may not add due to rounding
_______________________
(1) Excludes outflows in connection with the redemption of the Koch Preferred Securities including the accumulated dividend obligation of $96 million ($51 million related to Q1 and Q2 of 2018 and $45 million related to Q3 and Q4 of 2017). Additionally, $41 million of dividend obligation payments on the Koch Preferred Securities are included in Q1 and Q2 of 2017.
(2) 2018 primarily includes income from one-time licensing fees and gains on our strategic investments, as well as a gain from the sale of equity in a third party, which was received as part of a settlement. 2017 primarily includes management fees and other, and charges associated with our strategic investments.
(3) Represents tax impact on special items. Additionally, for the nine months ended September 30, 2018, includes a one-time non-deductible tax impact on share-based compensation expense related to the Class B Units in Ultimate Parent.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Diluted EPS Before Special Items

	For the Quarters Ended		For the Nine Months Ended
(in millions, except per share data)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Diluted EPS (GAAP)	$(0.31)	$(0.10)	$(0.62)	$(0.46)
Impact of special items	0.30	0.02	0.51	0.23
Impact of tax adjustments	(0.01)	(0.01)	(0.01)	(0.05)
Diluted EPS before special items	$(0.02)	$(0.09)	$(0.12)	$(0.29)

Diluted weighted-average number of shares outstanding	755	641	745	641
Note: amounts may not add due to rounding